Exhibit 99.1

HERTZ GLOBAL HOLDINGS REPORTS
THIRD QUARTER 2015 FINANCIAL RESULTS

Third-quarter net income was $237 million, or $0.52 diluted EPS, an increase of 59% and 63%, respectively, from $149 million, or $0.32 diluted EPS, year-over-year

Adjusted net income was $226 million and adjusted diluted EPS was $0.49 for the third quarter;
both rose 11% year-over-year. Excluding an unfavorable foreign exchange impact of approximately $0.03 per share, adjusted diluted EPS would have increased by approximately $0.08 year-over-year

Third-quarter consolidated total revenue was $3.0 billion, a decrease of 5% year-over-year, but flat excluding foreign exchange impact

Cost savings of approximately $75 million were achieved during the third quarter and more than $150 million over the first nine months of 2015. Company remains on track to complete its previously stated targets of $200 million in cost savings in 2015 and $300 million annually for 2016

Hertz Global repurchased 14.8 million shares during the quarter for $262 million

Hertz Global affirms full-year 2015 Adjusted Corporate EBITDA guidance between $1.45 billion to $1.55 billion.
Hertz Global also affirms Worldwide Hertz Equipment Rental segment full-year 2015 Adjusted Corporate EBITDA guidance between $575 and $625 million

Hertz Global will issue preliminary 2016 guidance at the company's Investor Day on Nov. 17, 2015

Consolidated(1)	Three Months Ended September 30,		Percent Inc/(Dec)
($ in millions, except per share data and where noted)	2015	2014
Total Revenues	$2,976	$3,121	(5)%
Net income (loss)	$237	$149	59%
Earnings (loss) per diluted share	$0.52	$0.32	63%
Net income margin	8%	5%	319	bps

Adjusted net income (loss)	$226	$203	11%
Adjusted net income (loss) per diluted share	$0.49	$0.44	11%
Adjusted net income margin	8%	7%	109	bps

Adjusted Corporate EBITDA	$601	$553	9%
Adjusted Corporate EBITDA margin	20%	18%	247	bps

Worldwide Car Rental average fleet	695,900	712,200	(2)%
Worldwide Car Rental transaction days (in thousands)	52,760	52,596	—%
Worldwide Car Rental Total RPD (in whole dollars)	$46.82	$47.27	(1)%
Worldwide Car Rental Fleet Efficiency	82%	80%	191	bps
Worldwide Car Rental revenue per available car day (in whole dollars)	$38.58	$38.05	1%
Worldwide Car Rental net depreciation per unit per month (in whole dollars)	$250	$252	(1)%

Worldwide Equipment Rental dollar utilization	36%	37%	N/A
Worldwide Equipment Rental time utilization	66%	66%	N/A
Worldwide Equipment Rental same store revenue growth	—%	6%	N/A

Average Fleet - Donlen	160,500	169,700	(5)%
Note: Worldwide Car Rental represents U.S. Car Rental and International Car Rental segment information on a combined basis and excludes our Donlen leasing operations.

ESTERO, Fla, November 9, 2015 - Hertz Global Holdings, Inc. (NYSE: HTZ) ("Hertz Global" or the "Company") today reported net income of $237 million, or $0.52 per diluted share, for the third quarter 2015, compared with net income of $149 million, or $0.32 per diluted share, for the same period last year. The Company also reported that adjusted net income for the third quarter 2015 was $226 million, or $0.49 per diluted share, compared with $203 million, or $0.44 per diluted share, for the same period last year. Total revenues for the third quarter 2015 were $3.0 billion versus $3.1 billion for the same period last year. Adjusted Corporate EBITDA for the third quarter of 2015 was $601 million versus $553 million in the third quarter of 2014.

Foreign currency exchange rates had an unfavorable impact on Hertz Global's third quarter 2015 results versus the prior year period. The company estimates that the unfavorable year-over-year impact to total revenue was approximately $144 million and that the unfavorable year-over-year impact to adjusted diluted EPS was approximately $24 million, or $0.03 per share.

"Our profit improvement in the third quarter is early evidence of the potential we see in our performance improvement plan," said John Tague, chief executive officer. "Our fleet efficiency, which measures our ability to match capacity with demand, rose to record levels. In addition, we successfully completed the integration of the Dollar Thrifty operations during a quarter in which we increased customer satisfaction across all of our rental car brands around the world. I want to thank our employees for helping to make this a successful quarter.

"Meanwhile, we remained on track to achieve our cost reduction goals and made progress on strategic initiatives, including preparations to separate HERC as a stand-alone company and returning value to shareholders through the initial steps of our share repurchase program."

Unrelated to its third quarter 2015 operating results, Hertz Global today filed a restated Form 10-Q for its second quarter 2015 indicating an increase of $21 million to pre-tax income and $13 million to net income (loss) for the three and six months ended June 30, 2015. The restatement results from a prior period error related to the depreciation of vehicles sold through the company's retail car sales locations that impacted the financial statements filed in its Form 10-Q for the second quarter 2015. As a result of this error, depreciation expense during the three and six months ended June 30, 2015 was overstated by $21 million and $18 million, respectively. In addition to the depreciation expense error, the company corrected an error in direct operating expenses that resulted in a $3 million overstatement of direct operating expenses for the three and six months ended June 30, 2015. The correction of the errors described above increased diluted earnings per share for the three months ended June 30, 2015, and decreased diluted loss per share for the six months ended June 30, 2015, by $0.03.

KEY HIGHLIGHTS FOR THE THIRD QUARTER 2015

•	U.S. Car Rental fleet efficiency rose to 83%, an increase of three percentage points from third quarter 2014 due to improvements in out-of-service levels and higher rentable utilization.

•
Hertz Global has successfully renewed its U.S. Car Rental fleet, while maintaining fleet cost slightly below 2014 levels through the first nine months of 2015. Through Sept. 30, 2015, the company added approximately 335,000 2015 model-year vehicles to its fleet, approximately 50% more than the comparable number of 2014 model-year vehicles through the same period in 2014. More new vehicles contributed to lower out-of-service levels and fleet maintenance costs for the third quarter.

•
U.S. Car Rental operations sold approximately 228,000 non-program cars in the first nine months of 2015, compared to 123,000 in the first nine months of 2014. Vehicles sold through alternative channels increased 68% in the third quarter versus prior year with approximately 60% of all non-program vehicles sold through these higher yielding channels.

•	Customer satisfaction across all rental car brands worldwide reached its highest third quarter level in five years, driven by a more than 5 point improvement versus the prior year period.

•
During the quarter, Hertz Global successfully migrated Dollar Thrifty operations to the company's common counter and financial systems, completing integration of the Nov. 2012 acquisition of Dollar Thrifty Automotive Group, Inc.

•	As a result of a 2% improvement in fleet efficiency, worldwide Revenue per Available Car Day (RACD) increased 1% despite a 1% decrease in Total Revenue per Transaction Day (RPD).

•	International Car Rental Total RPD increased 2%, excluding foreign currency.

•	U.S. Car Rental net depreciation per unit per month increased 1% year-over-year.

•	International Car Rental net depreciation per unit per month decreased 6%.

•	Excluding effects of foreign currency, International Car Rental revenues increased $22 million, or 3%, during the third quarter.

•	Excluding foreign currency impact and the effect of lower sales from stores in upstream oil and gas markets, HERC revenues increased 14% in the third quarter.

•	Sale of Hertz Equipment Rental operations in France and Spain closed Oct. 30.

•	Hertz Global received approximately $100 million in proceeds from the sale of a portion of its holdings in CAR Inc. (China Auto Rental) during the third quarter.

U.S. CAR RENTAL TOTAL REVENUE PER AVAILABLE CAR DAY (RACD) INCREASED 1% YEAR-OVER-YEAR

U.S. Car Rental(1)	Three Months Ended September 30,		Percent Inc/(Dec)
($ in millions, except where noted)	2015	2014
Total Revenues	$1,739	$1,768	(2)%
Adjusted pre-tax income (loss)	$246	$209	18%
Adjusted pre-tax income margin	14%	12%	233	bps

Adjusted Corporate EBITDA	$284	$247	15%
Adjusted Corporate EBITDA margin	16%	14%	236	bps

Average fleet	497,700	515,300	(3)%
Transaction days (in thousands)	37,946	37,901	—%
Total RPD (in whole dollars)	$45.41	$46.41	(2)%
Revenue per available car day (in whole dollars)	$37.63	$37.25	1%
Net depreciation per unit per month (in whole dollars)	$267	$265	1%

Total U.S. Car Rental revenues were $1,739 million in the third quarter of 2015, a decrease of 2% from the third quarter of 2014 due to flat transaction days and a 2% decline in Total Revenue per Transaction Day (RPD). As a result of a 3% improvement in fleet efficiency, Revenue per Available Car Day (RACD) increased 1% despite a 2% decline in Total RPD. Total RPD declined year-over-year primarily due to a higher on-airport competitive published-pricing environment and weaker commercial demand year-over-year. Ancillary revenue per transaction day, excluding fuel-related products, increased by 4% relative to the third quarter of 2014.

U.S. Car Rental adjusted pre-tax income for the third quarter of 2015 was $246 million, an increase of $37 million versus the prior year period. U.S. Car Rental achieved an adjusted pre-tax margin of 14% for the quarter, which was 233 basis points higher than the prior-year period. Adjusted Corporate EBITDA for the U.S. Car Rental segment for the third quarter of 2015 was $284 million versus $247 million in the third quarter of 2014.

INTERNATIONAL CAR RENTAL TOTAL RPD UP 2%, EXCLUDING FOREIGN CURRENCY; INCOME HIGHER ON PROFITABLE REVENUE MIX

International Car Rental(1)	Three Months Ended September 30,		Percent Inc/(Dec)
($ in millions, except where noted)	2015	2014
Total Revenues	$687	$795	(14)%
Adjusted pre-tax income (loss)	$151	$136	11%
Adjusted pre-tax income margin	22%	17%	487	bps

Adjusted Corporate EBITDA	$162	$147	10%
Adjusted Corporate EBITDA margin	24%	18%	509	bps

Average fleet	198,200	196,900	1%
Transaction days (in thousands)	14,814	14,695	1%
Total RPD (in whole dollars)	$50.43	$49.47	2%
Revenue per available car day (in whole dollars)	$40.97	$40.13	2%
Net depreciation per unit per month (in whole dollars)	$207	$220	(6)%

Total International Car Rental revenues were $687 million in the third quarter of 2015, a decrease of 14% from the third quarter of 2014. Excluding foreign currency impact of $130 million, revenues increased $22 million, or 3%. Revenue growth was driven by a 1% increase in transaction days resulting from improved business mix from U.S.-inbound rentals, primarily in our European market. Total RPD for the segment increased 2%, excluding currency effects.

International Car Rental adjusted pre-tax income for the third quarter of 2015 was $151 million, an increase of $15 million versus the prior year period. Adjusted Corporate EBITDA for the International Car Rental segment for the third quarter of 2015 was $162 million, an increase of 10% versus $147 million in the third quarter of 2014.

WORLDWIDE EQUIPMENT RENTAL IMPACTED BY FOREIGN CURRENCY RATES AND
WEAKNESS IN STORES SERVING UPSTREAM OIL AND GAS MARKETS

Worldwide Equipment Rental(1)	Three Months Ended September 30,		Percent Inc/(Dec)
($ in millions)	2015	2014
Total Revenues	$401	$413	(3)%
Adjusted pre-tax income (loss)	$54	$79	(32)%
Adjusted pre-tax income margin	13%	19%	(566)	bps

Adjusted Corporate EBITDA	$164	$178	(8)%
Adjusted Corporate EBITDA margin	41%	43%	(220)	bps

Dollar utilization	36%	37%	N/A
Time utilization	66%	66%	N/A
Same store revenue growth	—%	6%	N/A

N/A Not applicable

Total Worldwide Equipment Rental revenues were $401 million for the third quarter of 2015, a decrease of 3% compared with the prior-year period. Excluding the impact of foreign currency, revenue increased $2 million, or 1%.

Worldwide revenues for the third quarter were favorably impacted by a 3% increase in worldwide equipment rental volumes. The increase in volume was driven by new account growth, which is predominantly derived from small local contractors and specialty segments as HERC diversifies its business. Pricing for the third quarter was flat year-over-year.

Worldwide revenues were negatively affected by continuing weak performance in stores serving upstream oil and gas markets during the quarter. In North America, for example, revenue in these upstream oil and gas markets year-over-year on a constant currency basis decreased 26%, while non-oil and gas markets revenue increased 14%. In response to the continued weakness in oil and gas markets, HERC reduced its equipment fleet in this segment by 16% in the third quarter year-over-year.

Worldwide Equipment Rental adjusted pre-tax income for the third quarter of 2015 was $54 million, a decrease from $79 million in the prior year period. Adjusted Corporate EBITDA for the Worldwide Equipment Rental segment for the third quarter of 2015 was $164 million versus $178 million in the third quarter of 2014.

TOTAL REVENUES AND PRE-TAX NET INCOME HIGHER FOR ALL OTHER OPERATIONS

All Other Operations(1)	Three Months Ended September 30,		Percent Inc/(Dec)
($ in millions)	2015	2014
Total Revenues	$149	$145	3%
Adjusted pre-tax income (loss)	$18	$17	6%
Adjusted pre-tax income margin	12%	12%	36	bps

Adjusted Corporate EBITDA	$18	$15	20%
Adjusted Corporate EBITDA margin	12%	10%	174	bps

Average Fleet - Donlen	160,500	169,700	(5)%

All Other Operations segment revenues were $149 million for the third quarter of 2015. All Other Operations adjusted pre-tax income for the third quarter of 2015 was $18 million, an increase of $1 million versus the prior year period. Adjusted Corporate EBITDA for the All Other Operations segment for the third quarter of 2015 was $18 million versus $15 million in the prior-year period.

HERTZ GLOBAL REPURCHASES $262 MILLION OF ITS AUTHORIZED $1 BILLION SHARE REPURCHASE PROGRAM IN THE QUARTER

Hertz Global began buying back HTZ shares in the third quarter as part of its previously announced $1 billion share repurchase program.  During the quarter, the company repurchased 14.8 million shares at an average price of $17.69 per share for a total of $262 million. The company funded the share repurchase through cash flow from operations and the sale of a portion of its ownership position in CAR Inc. (China Auto Rental) resulting in proceeds of approximately $100 million.  The company will continue to opportunistically buy back shares consistent with its previously announced year-end 2016 leverage targets and will fund the share repurchase through cash from operations and other actions, including its recently completed sale of HERC’s operations in France and Spain to LOXAM Group.

HERTZ GLOBAL GUIDANCE

For the full year 2015, the Company forecasts the following:

	Full Year 2015 Forecast
Adjusted Corporate EBITDA - Consolidated HGH(2)	$1,450M	to	$1,550M
Adjusted Corporate EBITDA - Worldwide Equipment Rental segment(2)	$575M	to	$625M
U.S. RAC net depreciation per unit per month	$270	to	$280
U.S. RAC fleet capacity growth*	(1.0)%	to	0%
Net non-fleet capex	$220M	to	$240M
* Excludes Advantage sublease and Hertz 24/7 vehicles

For the full year 2015, the company has maintained its expected adjusted corporate EBITDA guidance for Consolidated Hertz Global Holdings and the Worldwide Equipment Rental segment. The company has lowered U.S. RAC net depreciation per unit per month, U.S. RAC fleet capacity growth and Net non-fleet capex guidance for the full year.

RESULTS OF THE HERTZ CORPORATION

Hertz Global's operating subsidiary, The Hertz Corporation, posted the same revenues and GAAP pre-tax income for the third quarter of 2015 as the Company.

(1) Adjusted pre-tax income, adjusted pre-tax margin, Adjusted Corporate EBITDA, Adjusted Corporate EBITDA margin, adjusted net income, adjusted net income margin, adjusted diluted earnings per share, total revenue per transaction day, revenue per available car day and net depreciation per unit per month are non-GAAP measures. See the accompanying Supplemental Schedules and Definitions for the reconciliations and definitions for each of these non-GAAP measures and the reason the Company's management believes that these measures provide useful information to investors.

(2) Because of the forward-looking nature of the Company's Adjusted Corporate EBITDA forecast, specific quantifications of the amounts that would be required to reconcile a pre-tax income forecast are not available. The Company believes that there is a degree of volatility with respect to certain of the Company's GAAP measures, primarily related to fair value accounting for its financial assets (which includes the Company's derivative financial instruments), its income tax reporting and certain adjustments made to arrive at the relevant non-GAAP measures, which preclude the Company from providing accurate forecast of GAAP to non-GAAP reconciliations. Based on the above, the Company believes that providing estimates of the amounts that would be required to reconcile the range of the non-GAAP Adjusted Corporate EBITDA would imply a degree of precision that would be confusing or misleading to investors for the reasons identified above.

EARNINGS WEBCAST INFORMATION

Hertz Global’s third quarter 2015 earnings webcast will be held on November 9, 2015, at 8:00 a.m. U.S. Eastern. The press release and related supplemental schedules containing the reconciliations of non-GAAP measures will be available on our website, IR.Hertz.com.

SELECTED FINANCIAL AND OPERATING DATA, SUPPLEMENTAL SCHEDULES AND DEFINITIONS

Following are tables that present selected financial and operating data of Hertz Global. Also included are Supplemental Schedules which are provided to present segment results and reconciliations of non-GAAP measures to their most comparable GAAP measure. Following the Supplemental Schedules the Company provides definitions for terminology used throughout this press release.

ABOUT HERTZ GLOBAL

Hertz Global operates the Hertz, Dollar, Thrifty and Firefly car rental brands in more than 10,000 corporate and licensee locations throughout approximately 150 countries in North America, Europe, Latin America, Asia, Australia, Africa, the Middle East and New Zealand. Hertz Global is the largest worldwide airport general use car rental company with more than 1,600 airport locations in the U.S. and more than 1,400 airport locations internationally. Product and service initiatives such as Hertz Gold Plus Rewards, NeverLost®, Carfirmations, Mobile Wi-Fi and unique vehicles offered through the Adrenaline, Dream, Green and Prestige Collections set Hertz Global apart from the competition. Additionally, Hertz Global owns the vehicle leasing and fleet management leader Donlen Corporation, operates the Hertz 24/7 hourly car rental business in international markets and sells vehicles through its Rent2Buy program. The Company also owns Hertz Equipment Rental Corporation (“HERC”), one of the largest equipment rental businesses with more than 350 locations worldwide offering a diverse line of equipment and tools for rent and sale. HERC primarily serves the construction, industrial, oil, gas, entertainment and government sectors. For more information about Hertz Global, visit: www.hertz.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS

Certain statements contained in this release, and in related comments by the Company’s management, include “forward-looking statements.” Forward-looking statements include information concerning the Company’s liquidity and its possible or assumed future results of operations, including descriptions of its business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate in these circumstances. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Among other items, such factors could include: any claims, investigations or proceedings arising as a result of the restatement of our previously issued financial results; our ability to remediate the material weaknesses in our internal controls over financial reporting; levels of travel demand, particularly with respect to airline passenger traffic in the United States and in global markets; the effect of our proposed separation of our equipment rental business and ability to obtain the expected benefits of any related transaction; significant changes in the competitive environment, including as a result of industry consolidation, and the effect of competition in our markets on rental volume and pricing, including on our pricing policies or use of incentives; occurrences that disrupt rental activity during our peak periods; our ability to achieve and maintain cost savings and efficiencies and realize opportunities to increase productivity and profitability; an increase in our fleet costs as a result of an increase in the cost of new vehicles and/or a decrease in the price at which we dispose of used vehicles either in the used vehicle market or under repurchase or guaranteed depreciation programs; our ability to accurately estimate future levels of rental activity and adjust the size and mix of our fleet accordingly; our ability to maintain sufficient liquidity and the availability to us of additional or continued sources of financing for our revenue earning equipment and to refinance our existing indebtedness; our ability to integrate the car rental operations of Dollar Thrifty and realize operational efficiencies from the acquisition; our ability to maintain access to third-party distribution channels, including current or favorable prices, commission structures and transaction volumes; the operational and profitability impact of the divestitures that we agreed to undertake in order to secure regulatory approval for the acquisition of Dollar Thrifty; an increase in our fleet costs or disruption to our rental activity, particularly during our peak periods, due to safety recalls by the manufacturers of our vehicles and equipment; a major disruption in our communication or centralized information networks; financial instability of the manufacturers of our vehicles and equipment, which could impact their ability to perform under agreements with us and/or their willingness or ability to make cars available to us or the car rental industry on commercially reasonable terms; any impact on us from the actions of our franchisees, dealers and independent contractors; our ability to maintain profitability during adverse economic cycles and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); shortages of fuel and increases or volatility in fuel costs; our ability to successfully integrate acquisitions and complete dispositions; our ability to maintain favorable brand recognition; costs and risks associated with litigation and investigations; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt and increases in interest rates or in our borrowing margins; our ability to meet the financial and other covenants contained in our Senior Credit Facilities, our outstanding unsecured Senior Notes and certain asset-backed and asset-based arrangements; changes in accounting principles, or their application or interpretation, and our ability to make accurate estimates and the assumptions underlying the estimates, which could have an effect on earnings; changes in the existing, or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations where such actions may affect our operations, the cost thereof or applicable tax rates; changes to our senior management team; the effect of tangible and intangible asset impairment charges; our exposure to uninsured claims in excess of historical levels; fluctuations in interest rates and commodity prices; and our exposure to fluctuations in foreign exchange rates.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:	Media:
Leslie Hunziker	Hertz Media Relations
(239) 552-5700	(844) 845-2180 (toll free)
investorrelations@hertz.com	mediarelations@hertz.com

FINANCIAL INFORMATION AND OPERATING DATA

SELECTED UNAUDITED CONSOLIDATED INCOME STATEMENT DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2015	2014	2015	2014
Total revenues	$2,976	$3,121	$8,122	$8,487
Expenses:
Direct operating	1,564	1,702	4,475	4,738
Depreciation of revenue earning equipment and lease charges, net	717	746	2,102	2,180
Selling, general and administrative	259	303	821	845
Interest expense, net	158	164	467	484
Other (income) expense, net	(29)	3	(34)	(21)
Total expenses	2,669	2,918	7,831	8,226
Income (loss) before income taxes	307	203	291	261
(Provision) benefit for taxes on income (loss)	(70)	(54)	(88)	(109)
Net income (loss)	$237	$149	$203	$152
Weighted average number of shares outstanding:
Basic	454	459	457	453
Diluted	457	464	460	465
Earnings (loss) per share:
Basic	$0.52	$0.32	$0.44	$0.34
Diluted	$0.52	$0.32	$0.44	$0.33

Adjusted Corporate EBITDA (a)	$601	$553	$1,228	$1,254
Adjusted pre-tax Income (loss) (a)	359	322	537	562

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedule III.

SELECTED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In millions)	September 30, 2015	December 31, 2014
Cash and cash equivalents	$509	$490
Restricted cash	280	571
Revenue earning equipment:
U.S. Car Rental	8,324	8,070
International Car Rental	2,542	1,904
Worldwide Equipment Rental	2,476	2,442
All Other Operations	1,284	1,237
Total revenue earning equipment, net	14,626	13,653
Total assets	24,569	23,985
Total debt	16,609	15,993
Net Fleet debt (a)	10,068	9,047
Net Corporate debt (a) (b)	5,752	5,885
Total equity	2,338	2,464

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedule VI.

(b)	Fleet related to Hertz Equipment Rental Corporation is funded via Net Corporate Debt.

SELECTED UNAUDITED CONSOLIDATED CASH FLOW DATA

	Nine Months Ended September 30,
(In millions)	2015	2014
Cash provided by (used in):
Operating activities	$2,683	$2,729
Investing activities	(3,114)	(3,283)
Financing activities	471	790
Effect of exchange rate changes	(21)	(18)
Net change in cash and cash equivalents	$19	$218

Fleet growth (a)	$(41)	$(381)
Free cash flow (a)	414	78

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedules IV and V.

SELECTED UNAUDITED OPERATING DATA BY SEGMENT

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
U.S. Car Rental
Transaction days (in thousands)	37,946	37,901	104,960	106,111
Total RPD (a)	$45.41	$46.41	$46.04	$46.80
Revenue per available car day (in whole dollars)	$37.63	$37.25	$35.43	$36.62
Average fleet	497,700	515,300	499,600	503,300
Fleet efficiency(a)	83%	80%	77%	78%
Net depreciation per unit per month(a)	$267	$265	$267	$270
Program cars as a percentage of total average fleet at period end	28%	15%	28%	15%
Adjusted pre-tax income (loss)(in millions) (a)	$246	$209	$509	$515
International Car Rental
Transaction days (in thousands)	14,814	14,695	37,112	36,186
Total RPD (a)(b)	$50.43	$49.47	$48.53	$48.03
Revenue per available car day (in whole dollars)(b)	$40.97	$40.13	$38.38	$37.38
Average Fleet	198,200	196,900	171,900	170,300
Fleet efficiency(a)	81%	81%	79%	78%
Net depreciation per unit per month(a)(b)	$207	$220	$214	$224
Program cars as a percentage of total average fleet at period end	44%	40%	44%	40%
Adjusted pre-tax income (loss)(in millions) (a)	$151	$136	$203	$154
Worldwide Equipment Rental
Dollar utilization	36%	37%	35%	36%
Time utilization	66%	66%	63%	64%
Rental and rental related revenue (in millions) (a)(b)	$380	$374	$1,069	$1,049
Same store revenue growth, including growth initiatives (b)	—%	6%	—%	6%
Adjusted pre-tax income (loss) (in millions) (a)	$54	$79	$130	$197
All Other Operations
Average fleet — Donlen	160,500	169,700	164,900	174,800
Adjusted pre-tax income (loss) (in millions) (a)	$18	$17	$52	$47

(a)	Represents a non-GAAP measure, see the accompanying reconciliations included in Supplemental Schedules III and VI.

(b)	Based on December 31, 2014 foreign exchange rates.

Supplemental Schedule I
HERTZ GLOBAL HOLDINGS, INC.
CONDENSED STATEMENT OF OPERATIONS BY SEGMENT
Unaudited

	Three Months Ended September 30, 2015						Three Months Ended September 30, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Total revenues:	$1,739	$687	$401	$149	$—	$2,976	$1,768	$795	$413	$145	$—	$3,121
Expenses:
Direct operating	988	351	221	6	(2)	1,564	1,041	427	221	6	7	1,702
Depreciation of revenue earning equipment and lease charges, net	399	114	86	118	—	717	409	143	78	116	—	746
Selling, general and administrative	92	57	44	8	58	259	116	68	47	7	65	303
Interest expense, net	43	20	14	3	78	158	44	27	12	3	78	164
Other (income) expense, net	5	24	(1)	—	(57)	(29)	(2)	—	(1)	—	6	3
Total expenses	1,527	566	364	135	77	2,669	1,608	665	357	132	156	2,918
Income (loss)before income taxes	$212	$121	$37	$14	$(77)	307	$160	$130	$56	$13	$(156)	203
(Provision) benefit for taxes on income (loss)						(70)						(54)
Net income (loss)						$237						$149

Supplemental Schedule I (continued)
HERTZ GLOBAL HOLDINGS, INC.
CONDENSED STATEMENT OF OPERATIONS BY SEGMENT
Unaudited

	Nine Months Ended September 30, 2015						Nine Months Ended September 30, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Total revenues:	$4,873	$1,679	$1,131	$439	$—	$8,122	$4,989	$1,918	$1,155	$425	$—	$8,487
Expenses:
Direct operating	2,856	950	643	17	9	4,475	2,939	1,150	631	18	—	4,738
Depreciation of revenue earning equipment and lease charges, net	1,200	310	243	349	—	2,102	1,224	381	235	340	—	2,180
Selling, general and administrative	289	182	136	23	191	821	310	195	114	23	203	845
Interest expense, net	124	54	44	8	237	467	125	73	38	10	238	484
Other (income) expense, net	5	24	(4)	—	(59)	(34)	(31)	2	(3)	—	11	(21)
Total expenses	4,474	1,520	1,062	397	378	7,831	4,567	1,801	1,015	391	452	8,226
Income (loss) before income taxes	$399	$159	$69	$42	$(378)	291	$422	$117	$140	$34	$(452)	261
(Provision) benefit for taxes on income (loss)						(88)						(109)
Net income (loss)						$203						$152

	Three Months Ended September 30, 2015					Three Months Ended September 30, 2014
(In millions, except per share data)	GAAP	Adjustments		Adjusted (Non-GAAP)		GAAP	Adjustments		Adjusted (Non-GAAP)
Total revenues	$2,976	$—		$2,976		$3,121	$—		$3,121
Expenses:
Direct operating	1,564	(34)	(a)	1,530		1,702	(61)	(a)	1,641
Depreciation of revenue earning equipment and lease charges, net	717	—		717		746	—		746
Selling, general and administrative	259	(24)	(c)	235		303	(43)	(c)	260
Interest expense, net	158	(15)	(d)	143		164	(13)	(d)	151
Other (income) expense, net	(29)	21	(e)	(8)		3	(2)	(e)	1
Total expenses	2,669	(52)		2,617		2,918	(119)		2,799
Income (loss) before income taxes	307	52		359		203	119		322
(Provision) benefit for taxes on income (loss)	(70)	(63)	(f)	(133)	(f)	(54)	(65)	(f)	(119)	(f)
Net income (loss)	$237	$(11)		$226		$149	$54		$203
Weighted average number of diluted shares outstanding	457	457		457		464	464		464
Diluted earnings (loss) per share	$0.52	$(0.02)		$0.49		$0.32	$0.12		$0.44

	Nine Months Ended September 30, 2015					Nine Months Ended September 30, 2014
(In millions, except per share data)	GAAP	Adjustments		Adjusted (Non-GAAP)		GAAP		Adjustments		Adjusted (Non-GAAP)
Total revenues	$8,122	$—		$8,122		$8,487		$—		$8,487
Expenses:
Direct operating	4,475	(117)	(a)	4,358		4,738		(165)	(a)	4,573
Depreciation of revenue earning equipment and lease charges, net	2,102	—		2,102		2,180		(2)	(b)	2,178
Selling, general and administrative	821	(106)	(c)	715		845		(116)	(c)	729
Interest expense, net	467	(47)	(d)	420		484		(39)	(d)	445
Other (income) expense, net	(34)	24	(e)	(10)		(21)		21	(e)	—
Total expenses	7,831	(246)		7,585		8,226		(301)		7,925
Income (loss) before income taxes	291	246		537		261		301		562
(Provision) benefit for taxes on income (loss)	(88)	(111)	(f)	(199)	(f)	(109)		(99)	(f)	(208)	(f)
Net income (loss)	$203	$135		$338		$152		$202		$354
Weighted average number of diluted shares outstanding	460	460		460		465		465		465
Diluted earnings (loss) per share	$0.44	$0.29		$0.73		$0.33	(g)	$0.43		$0.76	(g)

a.
Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to purchase accounting. Also includes restructuring and restructuring related charges, impairments and asset write-downs.

b.	In 2014, represents the increase in depreciation of equipment rental revenue earning equipment based upon its revaluation relating to purchase accounting.

c.
In 2014 and 2015, primarily comprised of restructuring and restructuring related charges and impairment charges, expenses associated with the anticipated HERC spin-off transaction announced in March 2014, consulting costs and legal fees related to the accounting review and investigation, expenses associated with acquisitions, integration charges and relocation expenses associated with the Company's relocation of its headquarters to Estero, Florida. In 2015, also includes costs associated with the separation of certain executives.

d.	Represents debt-related charges relating to the amortization of deferred debt financing costs and debt discounts.

Supplemental Schedule II
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
TO ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

e.
Includes miscellaneous non-recurring or non-cash items. For 2015, primarily represents the gain on the sale of common stock of CAR Inc, offset by a legal reserve in the International Rental Car segment. For 2014, primarily represents a litigation settlement received in relation to a class action lawsuit filed against an original equipment manufacturer stemming from recalls of their vehicles in previous years.

f.
Represents a (provision) benefit for income taxes derived utilizing a combined statutory rate of 37% for all periods shown. The combined statutory rate is applied to the adjusted income (loss) before income taxes to arrive at the adjusted (provision) benefit for taxes. The (provision) benefit for taxes related to the adjustments is calculated as the difference between the adjusted (provision) benefit for taxes and the GAAP (provision) benefit for taxes. Previously, we applied the combined statutory rate to our adjustments. Management believes the current approach results in a better indicator of our core earnings.

g.
GAAP net income (loss) and adjusted net income (loss) used in GAAP diluted earnings per share and adjusted diluted earnings per share calculations, respectively, includes interest income on convertible senior notes, net of tax of $1 million for the nine months ended September 30, 2014.

Supplemental Schedule III
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF INCOME (LOSS) BEFORE INCOME TAXES
TO GROSS EBITDA, CORPORATE EBITDA, ADJUSTED CORPORATE EBITDA AND ADJUSTED PRE-TAX INCOME (LOSS) BY SEGMENT
Unaudited

	Three Months Ended September 30, 2015						Three Months Ended September 30, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Income (loss) before income taxes	$212	$121	$37	$14	$(77)	$307	$160	$130	$56	$13	$(156)	$203
Depreciation and amortization	458	123	106	121	4	812	465	152	97	118	5	837
Interest, net of interest income	43	20	14	3	78	158	44	27	12	3	78	164
Gross EBITDA	$713	$264	$157	$138	$5	$1,277	$669	$309	$165	$134	$(73)	$1,204
Car rental fleet depreciation and lease charges, net	(399)	(114)	—	(118)	—	(631)	(409)	(143)	—	(116)	—	(668)
Car rental fleet interest	(46)	(16)	—	(3)	—	(65)	(45)	(23)	—	(4)	—	(72)
Car rental fleet debt related charges (a)	8	1	—	1	—	10	3	4	—	1	—	8
Corporate EBITDA	$276	$135	$157	$18	$5	$591	$218	$147	$165	$15	$(73)	$472
Non-cash stock-based employee compensation charges	—	—	—	—	5	5	—	—	—	—	7	7
Restructuring and restructuring related charges (b)	1	3	3	—	11	18	29	1	1	—	24	55
Acquisition related costs and charges	—	—	—	—	—	—	—	—	—	—	1	1
Equipment rental spin-off costs (c)	—	—	4	—	2	6	—	—	12	—	2	14
Impairment charges and write-downs (d)	6	—	—	—	—	6	—	—	—	—	—	—
Integration expenses (e)	—	—	—	—	1	1	—	—	—	—	1	1
Relocation costs (f)	—	—	—	—	—	—	—	—	—	—	3	3
Other extraordinary, unusual or non-recurring items(g)	1	24	—	—	(51)	(26)	—	(1)	—	—	1	—
Adjusted Corporate EBITDA	$284	$162	$164	$18	$(27)	$601	$247	$147	$178	$15	$(34)	$553
Non-fleet depreciation and amortization(h)	(59)	(9)	(106)	(3)	(4)	(181)	(56)	(9)	(97)	(2)	(5)	(169)
Non-fleet interest, net of interest income	3	(4)	(14)	—	(78)	(93)	1	(4)	(12)	1	(78)	(92)
Non-fleet debt related charges (a)	(1)	—	1	1	4	5	—	—	1	1	3	5
Non-cash stock-based employee compensation charges	—	—	—	—	(5)	(5)	—	—	—	—	(7)	(7)
Acquisition accounting (i)	19	2	9	2	—	32	17	2	9	2	2	32
Adjusted pre-tax income (loss)	$246	$151	$54	$18	$(110)	$359	$209	$136	$79	$17	$(119)	$322

Supplemental Schedule III (continued)
HERTZ GLOBAL HOLDINGS, INCRECONCILIATION OF INCOME (LOSS) BEFORE INCOME TAXES
TO GROSS EBITDA, CORPORATE EBITDA, ADJUSTED CORPORATE EBITDA AND ADJUSTED PRE-TAX INCOME (LOSS) BY SEGMENT
Unaudited

	Nine Months Ended September 30, 2015						Nine Months Ended September 30, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Corporate	Consolidated HGH
Income (loss) before income taxes	$399	$159	$69	$42	$(378)	$291	$422	$117	$140	$34	$(452)	$261
Depreciation and amortization	1,356	338	301	356	15	2,366	1,391	411	291	348	11	2,452
Interest, net of interest income	124	54	44	8	237	467	125	73	38	10	238	484
Gross EBITDA	$1,879	$551	$414	$406	$(126)	$3,124	$1,938	$601	$469	$392	$(203)	$3,197
Car rental fleet depreciation and lease charges, net	(1,200)	(310)	—	(349)	—	(1,859)	(1,224)	(381)	—	(340)	—	(1,945)
Car rental fleet interest	(131)	(48)	—	(10)	—	(189)	(129)	(65)	—	(11)	—	(205)
Car rental fleet debt-related charges (a)	23	6	—	4	—	33	5	12	—	5	—	22
Corporate EBITDA	$571	$199	$414	$51	$(126)	$1,109	$590	$167	$469	$46	$(203)	$1,069
Non-cash stock-based employee compensation charges	—	—	—	—	14	14	—	—	—	—	20	20
Restructuring and restructuring related charges (b)	19	10	10	—	48	87	44	21	7	—	54	126
Acquisition related costs and charges	—	—	—	—	—	—	—	—	—	—	10	10
Equipment rental spin-off costs (c)	—	—	20	—	3	23	—	—	18	—	9	27
Impairment charges and write-downs (d)	15	—	—	—	—	15	10	—	—	—	—	10
Integration expenses (e)	—	—	—	—	5	5	1	—	—	—	6	7
Relocation costs (f)	—	—	—	—	4	4	—	—	—	—	7	7
Other extraordinary, unusual or non-recurring items (g)	(2)	24	(1)	—	(50)	(29)	(21)	(4)	—	—	3	(22)
Adjusted Corporate EBITDA	$603	$233	$443	$51	$(102)	$1,228	$624	$184	$494	$46	$(94)	$1,254
Non-fleet depreciation and amortization(h)	(156)	(28)	(301)	(7)	(15)	(507)	(167)	(30)	(291)	(8)	(11)	(507)
Non-fleet interest, net of interest income	7	(6)	(44)	2	(237)	(278)	4	(8)	(38)	1	(238)	(279)
Non-fleet debt-related charges (a)	—	(1)	4	—	11	14	1	—	4	—	11	16
Non-cash stock-based employee compensation charges	—	—	—	—	(14)	(14)	—	—	—	—	(20)	(20)
Acquisition accounting (i)	55	5	28	6	—	94	53	8	28	8	1	98
Adjusted pre-tax income (loss)	$509	$203	$130	$52	$(357)	$537	$515	$154	$197	$47	$(351)	$562

(a)	Represents non-cash charges relating to the amortization of deferred debt financing costs and debt discounts and premiums.

(b)
Represents expenses incurred under restructuring actions as defined in U.S. GAAP. For further information on restructuring costs, see Note 8, "Restructuring." Also represents incremental costs incurred directly supporting business transformation initiatives. Such costs include transition costs incurred in connection with business process outsourcing arrangements and incremental costs incurred to facilitate business process re-engineering initiatives that involve significant organization redesign and extensive operational process changes, consulting costs and legal fees related to the accounting review and investigation and costs associated with the separation of certain executives.

(c)	Represents expense associated with the anticipated HERC spin-off transaction announced in March 2014.

(d)
In 2015, primarily represents first quarter impairments of the former Dollar Thrifty headquarters and a corporate asset and a third quarter impairment of a building in the U.S. Car Rental segment. In 2014, primarily represents a second quarter write-down of assets associated with a terminated business relationship.

(e)	Primarily represents Dollar Thrifty integration related expenses.

(f)
Represents non-recurring costs incurred in connection with the relocation of the Company's corporate headquarters to Estero, Florida that were not included in restructuring expenses. Such expenses primarily include duplicate facility rent, certain moving expenses, and other costs that are direct and incremental due to the relocation.

(g)
Includes miscellaneous non-recurring or non-cash items. For 2015, primarily represents the gain on the sale of common stock of CAR Inc, offset by a legal reserve in the International Rental Car segment. For 2014, primarily represents a litigation settlement received in relation to a class action lawsuit filed against an original equipment manufacturer stemming from recalls of their vehicles in previous years.

(h)	Amounts related to the Worldwide Equipment Rental segment include depreciation of revenue earning equipment.

(i)	Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of revalued liabilities relating to purchase accounting.

Supplemental Schedule IV
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURE - FLEET GROWTH
Unaudited

	Nine Months Ended September 30, 2015					Nine Months Ended September 30, 2014
(In millions)	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Consolidated HGH	U.S. Car Rental	Int'l Car Rental	Worldwide Equipment Rental	All Other Operations	Consolidated HGH
Revenue earning equipment expenditures	$(5,966)	$(2,499)	$(532)	$(1,013)	$(10,010)	$(4,128)	$(2,694)	$(470)	$(1,150)	$(8,442)
Proceeds from disposal of revenue earning equipment	4,576	1,504	122	586	6,788	3,019	1,456	130	711	5,316
Net revenue earning equipment capital expenditures	(1,390)	(995)	(410)	(427)	(3,222)	(1,109)	(1,238)	(340)	(439)	(3,126)
Depreciation of revenue earning equipment, net	1,200	255	244	348	2,047	1,222	321	235	340	2,118
Financing activity related to car rental fleet:
Borrowings	4,186	1,291	—	592	6,069	1,021	1,287	—	438	2,746
Payments	(3,824)	(850)	—	(549)	(5,223)	(1,085)	(745)	—	(350)	(2,180)
Restricted cash changes	262	24	—	2	288	85	(26)	—	2	61
Net financing activity related to car rental fleet	624	465	—	45	1,134	21	516	—	90	627
Fleet growth	$434	$(275)	$(166)	$(34)	$(41)	$134	$(401)	$(105)	$(9)	$(381)

Supplemental Schedule V
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURE - FREE CASH FLOW
Unaudited

	Nine Months Ended September 30,
(In millions)	2015	2014
Income (loss) before income taxes	$291	$261
Depreciation and amortization, non-fleet, net	265	272
Amortization of debt discount and related charges	43	35
Cash paid for income taxes	(31)	(47)
Changes in assets and liabilities, net of effects of acquisitions, and other	68	89
Net cash provided by operating activities excluding depreciation of revenue earning equipment	636	610
U.S. car rental fleet growth	434	134
International car rental fleet growth	(275)	(401)
Equipment rental fleet growth	(166)	(105)
All other operations rental fleet growth	(34)	(9)
Property and equipment expenditures, net of disposals	(181)	(151)
Net investment activity	(222)	(532)
Free cash flow	$414	$78

Supplemental Schedule VI
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

NET CORPORATE DEBT, NET FLEET DEBT AND TOTAL NET DEBT

	As of September 30, 2015			As of December 31, 2014
(In millions)	Fleet	Corporate	Total	Fleet	Corporate	Total
Debt	$10,291	$6,318	$16,609	$9,562	$6,431	$15,993
Less:
Cash and cash equivalents	—	509	509	—	490	490
Restricted cash	223	57	280	515	56	571
Net debt	$10,068	$5,752	$15,820	$9,047	$5,885	$14,932

Supplemental Schedule VI (continued)
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

TOTAL RPD, FLEET EFFICIENCY, REVENUE PER AVAILABLE CAR DAY AND NET DEPRECIATION PER UNIT PER MONTH

U.S. Car Rental Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($In millions, except as noted)	2015	2014	2015	2014
Total RPD
Revenues	$1,739	$1,768	$4,873	$4,989
Ancillary retail car sales revenue	$(16)	$(9)	$(41)	$(23)
Total rental revenue	$1,723	$1,759	$4,832	$4,966
Transaction days (in thousands)	37,946	37,901	104,960	106,111
Total RPD (in whole dollars)	$45.41	$46.41	$46.04	$46.80

Fleet Efficiency
Transaction days (in thousands)	37,946	37,901	104,960	106,111
Average Fleet	497,700	515,300	499,600	503,300
Advantage sublease vehicles	—	(1,000)	—	(5,500)
Hertz 24/7 vehicles	—	(1,000)	—	(1,000)
Average Fleet used to calculate fleet efficiency	497,700	513,300	499,600	496,800
Number of days in period	92	92	273	273
Available car days (in thousands)	45,788	47,224	136,391	135,626
Fleet efficiency (a)	83%	80%	77%	78%

Revenue Per Available Car Day
Total rental revenue	$1,723	$1,759	$4,832	$4,966
Available car days (in thousands)	45,788	47,224	136,391	135,626
Revenue per available car day (in whole dollars)	$37.63	$37.25	$35.43	$36.62

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net	$399	$409	$1,200	$1,224
Average fleet	497,700	515,300	499,600	503,300
Depreciation of revenue earning equipment and lease charges, net divided by average fleet (in whole dollars)	$802	$794	$2,402	$2,432
Number of months in period	3	3	9	9
Net depreciation per unit per month (in whole dollars)	$267	$265	$267	$270
(a)Calculated as transaction days divided by available car days.

Supplemental Schedule VI (continued)
HERTZ GLOBAL HOLDINGS, INC.
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES - DEBT, REVENUE,
DEPRECIATION AND KEY METRICS
Unaudited

TOTAL RPD, FLEET EFFICIENCY, REVENUE PER AVAILABLE CAR DAY AND NET DEPRECIATION PER UNIT PER MONTH (continued)

International Car Rental

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except as noted)	2015	2014	2015	2014
Total RPD
Revenues	$687	$795	$1,679	$1,918
Foreign currency adjustment (a)	60	(68)	122	(180)
Total rental revenue	$747	$727	$1,801	$1,738
Transaction days (in thousands)	14,814	14,695	37,112	36,186
Total RPD (in whole dollars)	$50.43	$49.47	$48.53	$48.03

Fleet Efficiency
Transaction days (in thousands)	14,814	14,695	37,112	36,186
Average Fleet	198,200	196,900	171,900	170,300
Number of days in period	92	92	273	273
Available car days (in thousands)	18,234	18,115	46,929	46,492
Fleet efficiency (b)	81%	81%	79%	78%

Revenue Per Available Car Day
Total rental revenue	$747	$727	$1,801	$1,738
Available car days (in thousands)	18,234	18,115	46,929	46,492
Revenue per available car day (in whole dollars)	$40.97	$40.13	$38.38	$37.38

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net	$114	$143	$310	$381
Foreign currency adjustment (a)	9	(13)	21	(37)
Adjusted depreciation of revenue earning equipment and lease charges, net	$123	$130	$331	$344
Average fleet	198,200	196,900	171,900	170,300
Adjusted depreciation of revenue earning equipment and lease charges, net divided by average fleet (in whole dollars)	$621	$660	$1,926	$2,020
Number of months in period	3	3	9	$9
Net depreciation per unit per month (in whole dollars)	$207	$220	$214	$224
(a)Based on December 31, 2014 foreign exchange rates.
(b)Calculated as transaction days divided by available car days.

TOTAL RPD, FLEET EFFICIENCY, REVENUE PER AVAILABLE CAR DAY AND NET DEPRECIATION PER UNIT PER MONTH (continued)

Worldwide Car Rental

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except as noted)	2015	2014	2015	2014
Total RPD
Revenues	$2,426	$2,563	$6,552	$6,907
Ancillary retail car sales revenue	(16)	(9)	(41)	(23)
Foreign currency adjustment (a)	60	(68)	122	(180)
Total rental revenue	$2,470	$2,486	$6,633	$6,704
Transaction days (in thousands)	52,760	52,596	142,072	142,297
Total RPD (in whole dollars)	$46.82	$47.27	$46.69	$47.11

Fleet Efficiency
Transaction days (in thousands)	52,760	52,596	142,072	142,297
Average Fleet	695,900	712,200	671,500	673,600
Advantage sublease vehicles	—	(1,000)	—	(5,500)
Hertz 24/7 vehicles	—	(1,000)	—	(1,000)
Average Fleet used to calculate fleet efficiency	695,900	710,200	671,500	667,100
Number of days in period	92	92	273	273
Available car days (in thousands)	64,023	65,338	183,320	182,118
Fleet efficiency (b)	82%	80%	77%	78%

Revenue Per Available Car Day
Total rental revenue	$2,470	$2,486	$6,633	$6,704
Available car days (in thousands)	64,023	65,338	183,320	182,118
Revenue per available car day (in whole dollars)	$38.58	$38.05	$36.18	$36.81

Net Depreciation Per Unit Per Month
Depreciation of revenue earning equipment and lease charges, net	$513	$552	$1,510	$1,605
Foreign currency adjustment (a)	9	(13)	21	(37)
Adjusted depreciation of revenue earning equipment and lease charges, net	$522	$539	$1,531	$1,568
Average fleet	695,900	712,200	671,500	673,600
Adjusted depreciation of revenue earning equipment and lease charges, net divided by average fleet (in whole dollars)	$750	$757	$2,280	$2,328
Number of months in period	3	3	9	$9
Net depreciation per unit per month (in whole dollars)	$250	$252	$253	$259
Note: Worldwide Car Rental represents U.S. Car Rental and International Car Rental segment information on a combined basis and excludes our Donlen leasing operations.

(a)Based on December 31, 2014 foreign exchange rates.
(b)Calculated as transaction days divided by available car days.

WORLDWIDE EQUIPMENT RENTAL AND RENTAL RELATED REVENUE

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2015	2014	2015	2014
Worldwide equipment rental segment revenues	$401	$413	$1,131	$1,155
Worldwide equipment sales and other revenue	(28)	(33)	(79)	(87)
Rental and rental related revenue at actual rates	373	380	1,052	1,068
Foreign currency adjustment (a)	7	(6)	17	(19)
Rental and rental related revenue	$380	$374	$1,069	$1,049
(a)Based on December 31, 2014 foreign exchange rates.

NON-GAAP MEASURES AND KEY METRICS - DEFINITIONS AND USE

Hertz Global is the top-level holding company and The Hertz Corporation is Hertz Global's primary operating company (together, the Company). The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures are set forth below. Also set forth below is a summary of the reasons why management of the Company believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding the Company's financial condition and results of operations and additional purposes, if any, for which management of the Company utilizes the non-GAAP measures.

Adjusted Pre-Tax Income (Loss) and Adjusted Pre-tax Margin

Adjusted pre-tax income is calculated as income before income taxes plus certain non-cash acquisition accounting charges, debt-related charges relating to the amortization and write-off of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above. It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability. Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally. Adjusted pre-tax margin is adjusted pre-tax income divided by total revenues.

Adjusted Net Income and Adjusted Net Income Margin

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a combined statutory rate of 37%. The combined statutory rate is management's estimate of our long-term tax rate. Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, debt-related charges, one-time charges and items that are not operational in nature or comparable to those of our competitors. Adjusted net income margin is adjusted net income divided by total revenues.

Adjusted Net Income Per Diluted Share

Adjusted net income per diluted share is calculated as adjusted net income divided by the weighted average number of diluted shares outstanding for the period. Adjusted net income per diluted share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, debt-related charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

Available Car Days

Available Car Days is calculated as average fleet multiplied by the number of days in a period. Average fleet used to calculate available car days in our U.S. Car Rental segment excludes Advantage sublease and Hertz 24/7 vehicles as these vehicles do not have associated transaction days.

Average Fleet

Average Fleet is determined using a simple average of the number of vehicles owned by the company at the beginning and end of a given period. Among other things, average fleet is used to calculate our fleet efficiency which represents the portion of the Company's fleet that is being utilized to generate revenue.

Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and cash equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self-insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

Dollar Utilization

Dollar utilization means revenue derived from the rental of equipment divided by the original cost of the equipment including additional capitalized refurbishment costs (with the basis of refurbished assets at the refurbishment date).

Earnings Before Interest, Taxes, Depreciation and Amortization (“Gross EBITDA”), Corporate EBITDA, Adjusted Corporate EBITDA and Adjusted Corporate EBITDA Margin

Gross EBITDA is defined as net income before net interest expense, income taxes and depreciation (which includes revenue earning equipment lease charges) and amortization. Corporate EBITDA, as presented herein, represents Gross EBITDA as adjusted for car rental fleet interest, car rental fleet depreciation and car rental debt-related charges. Adjusted Corporate EBITDA, as presented herein, represents Corporate EBITDA as adjusted for certain other items, as described in more detail in the accompanying schedules.

Management uses Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA as operating performance and liquidity metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. Further, Gross EBITDA enables management and investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses, which enables management and investors to evaluate our business segments that are financed differently and have different depreciation characteristics and compare our performance against companies with different capital structures and depreciation policies. We also present Adjusted Corporate EBITDA as a supplemental measure because such information is utilized in the calculation of financial covenants under the Company's senior credit facilities and in the determination of certain executive compensation.

Adjusted Corporate EBITDA Margin is calculated as the ratio of Adjusted Corporate EBITDA to total revenues and is used by the Compensation Committee to determine certain executive compensation, primarily in the form of PSUs.

Gross EBITDA, Corporate EBITDA, Adjusted Corporate EBITDA and Adjusted Corporate EBITDA Margin are not recognized measurements under U.S. GAAP. When evaluating our operating performance or liquidity, investors should not consider Gross EBITDA, Corporate EBITDA and Adjusted Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities.

Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it reflects time and mileage and ancillary charges for equipment on rent and is comparable with the reporting of other industry participants.

Fleet Efficiency

Fleet efficiency is calculated by dividing total transaction days by the available car days. Average fleet used to calculate fleet efficiency in our U.S. Car Rental segment excludes Advantage sublease and Hertz 24/7 vehicles as these vehicles do not have associated transaction days.

Fleet Growth

U.S. and International car rental fleet growth is defined as car rental fleet capital expenditures, net of proceeds from disposals, plus car rental fleet depreciation and net car rental fleet financing which includes borrowings, repayments and the change in fleet restricted cash. Worldwide equipment rental fleet growth is defined as worldwide equipment rental fleet expenditures, net of proceeds from disposals, plus depreciation.

Free Cash Flow

Free cash flow is calculated as net cash provided by operating activities, excluding depreciation of revenue earning equipment, net of car rental and equipment rental fleet growth and property and equipment net expenditures.  Free cash flow is important to management and investors as it represents the cash available for acquisitions and the reduction of corporate debt.

Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash. Corporate debt consists of our Senior Term Facility; Senior ABL Facility; Senior Notes; Promissory Notes; Convertible Senior Notes; and certain other indebtedness of our domestic and foreign subsidiaries.

Net Corporate Debt is important to management and investors as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is collateralized by assets not available to lenders under the non-fleet debt facilities.

Net Depreciation Per Unit Per Month

Net depreciation per unit per month is calculated by dividing depreciation of revenue earning equipment and lease charges, net by the average fleet in each period and then dividing by the number of months in the period reported with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is useful in analyzing underlying trends. Average fleet used to calculate net depreciation per unit per month in our U.S. Car Rental segment includes Advantage sublease and Hertz 24/7 vehicles as these vehicles have associated lease charges. Net depreciation per unit per month represents the amount of average depreciation expense and lease charges, net per vehicle per month.

Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning, vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

Revenue Per Available Car Day ("RACD")

Revenue per available car day is calculated as total revenues less revenue from fleet subleases and ancillary revenue associated with retail car sales divided by available car days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This metric is important to our management and investors as it represents a measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control and provides a measure of revenue production relative to overall capacity.

Same Store Revenue Growth/Decline

Same store revenue growth is calculated as the year-over-year change in revenue for locations that are open at the end of the period reported and have been operating under our direction for more than twelve months. The same-store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency.

Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

Time Utilization

Time utilization means the percentage of time an equipment unit is on-rent during a given period.

Total Net Debt

Total net debt is calculated as total debt less total cash and cash equivalents and total restricted cash. This measure is important to management, investors and ratings agencies as it helps measure our gross leverage.

Total RPD

Total RPD is calculated as total revenue less ancillary revenue associated with retail car sales, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This metric is important to our management and investors as it represents a measurement of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.

Transaction Days

Transaction days represent the total number of 24-hour periods, with any partial period counted as one transaction day, that vehicles were on rent (the period between when a rental contract is opened and closed) in a given period. Thus, it is possible for a vehicle to attain more than one transaction day in a 24-hour period. Late in the third quarter of 2015 the Company fully integrated the Dollar Thrifty and Hertz counter systems and as a result aligned the transaction day calculation in the Hertz system.  As a result of this alignment, Hertz determined that there was an impact to the calculation.  The impact to the third quarter of 2015 is negligible, however Hertz expects that transaction days for the US RAC segment will increase by approximately 1% prospectively relative to the historic calculation.